Exhibit 3.1

ARTICLES OF INCORPORATION
OF
TEO FOODS INC.

TEO Foods Inc., a corporation organized and existing under the Revised Statutes of the State of Nevada, does hereby amended and restate to read as follows:

ARTICLE I
Name of Corporation

The name of the corporation is TEO FOODS INC.

ARTICLE II
Authorized Stock

The total number of shares of stock which the corporation shall have authority to issue is 500,000,000 of which 490,000,000 shares are designated as Common Stock, par value $0.001 per share, and 10,000,000 shares are designated as Preferred Stock, par value $0.001 per share.

Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide by resolution or resolutions duly adopted prior to issuance, for the creation of each such series and to fix the designation and the powers, preferences, rights, privileges, qualifications, limitations, and restrictions relating to the shares of each such series.

Common Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to each other share of Common Stock. Except as may be provided in these Amended Articles of Incorporation or in a Preferred Stock Designation, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders.

Class "A" Preferred Stock, consists of 10,000,000 shares of the 10,000,000 authorized Preferred Stock; and have the following terms:

Class "A" Preferred Stock

1.
Designation and Amount. The  shares  of  such  series  shall  be  designated  as Class "A"  Preferred  Stock  and  the  number  of  shares  constituting  such  series  shall  be  Ten  Million (10,000,000)  with  a  par  value  of  $0.001  per  share. Such number  of  shares  may  be  increased  or decreased  from  time-to-time  by  resolution  of  the  Board  of  Directors;  provided,  however,  that such  number  may  not  be  decreased  below  the  number  of  then  currently  outstanding  shares  of  Class "A" Preferred Stock.

Exhibit 3.1 -- Page 1

2.
Dividends and Distributions.  The holders of this Preferred Stock shall be entitled to dividends, if any, as declared by the Company and shall participate pari passu with the Common Stock of the Company at the Conversion Rate in Section 4 (a) below.

3.	Voting Rights. The holders of shares of Class "A" Preferred Stock shall have the following rights:
a.
Number of Votes: Each holder  of outstanding  shares  of  Class "A"  Preferred  Stock  shall  be  entitled  to  One Hundred  (100)  votes  for  each share of Class "A" Preferred  Stock held on the record date for the determination of stockholders entitled to vote at each meeting of stockholders of the Company (and written actions of stockholders in  lieu  of  meetings) with respect  to any and all matters presented to the stockholders of the Company for their action or  consideration.  Except as provided by Nevada statutes or Section 3(b) below), holders of Class "A" Preferred Stock shall vote together with the holders of Common Stock as a single class.

b.
Adverse   Effects.   The  Company  shall  not  amend, alter or repeat the preferences, rights, powers  or other terms  of  the  Class "A"  Preferred  Stock so  as  to  affect adversely the  Class "A"  Preferred  Stock or the holders thereof without  the written consent or affirmative vote of the holders of at least a majority of the outstanding Class "A" Preferred Stock given in writing or by vote at a meeting,  consenting or voting (as the case may be) separately as a class.

4.	Conversion
a.	Conversion Rate. Each share of Class "A" Preferred Stock may be converted by the holder upon request of the holder into ten (10) shares of Common Stock.

Exhibit 3.1 -- Page 2

b.
Termination of Rights on Conversion. All shares of Class "A" Preferred Stock voluntary converted as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares shall immediately cease and terminate on conversion, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Class "A" Preferred Stock so converted shall be retired and reduce the number of shares of designated Class "A" Preferred Stock only with such retired shares being then available for designation in another preferred class by the Board of Directors.

c.
No Impairment.  The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, share split, share reverse, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will  at all times in good faith assist in  the carrying out of all the provisions of this Section 4 and in the  taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Class "A" Preferred Stock against impairment.

5.	Liquidation, Dissolution or Winding Up
a.
Liquidation Value. Each share of the Class "A" Preferred Stock shall be deemed converted into shares of Common Stock at the Conversion Rate and shall participate pari passu with the Common Stock of the Company in the proceeds available to the Company's shareholders upon the liquidation, dissolution, or winding up the Company.

b.
Business Combinations. Neither the consolidation, merger or other business combination of the Company with or into any other person/s or entity nor the sale of all or substantially all of the assets of the Company shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this Section 5.

6.	Miscellaneous Provisions
a.
Closing of Books. The Company will at no time close its transfer books against the transfer of any shares of Class "A" Preferred Stock or of any share of the Common Stock issued or issuable upon the conversion of Class "A" Preferred Stock in any manner which interferes with the timely conversion of such Class "A" Preferred Stock.

b.
Headings of Subdivisions. The headings of the various Sections and other subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

c.
Severability of Provisions.   If any powers, preferences and relative participating, optional and other special rights of the Class "A" Preferred  Stock and qualifications, limitations and restrictions  thereon set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other powers, preferences and relative participating, optional and other   special rights of Class "A" Preferred Stock and qualifications, limitations and restrictions thereon set forth therein which can be given effect without the invalid, unlawful or unenforceable powers, preferences and relative participating,  optional and other special rights of Class "A" Preferred  Stock and qualifications, limitations and restrictions thereon shall, nevertheless, remain in full force and effect, and no powers, preferences and relative participating, optional or other special rights of  Class "A" Preferred Stock and qualifications, limitations and restrictions thereon herein set forth shall be deemed dependent upon any other such powers, preferences and relative participating, optional or other special rights of Class "A" Preferred Stock and qualifications, limitations and  restrictions thereon unless expressed herein.

ARTICLE III
Board of Directors

The governing board of the corporation shall consist of not less than one (1) director. The number of directors may be increased or decreased pursuant to the bylaws of the corporation, by action of the stockholders or of the directors.

ARTICLE IV
Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada.

Exhibit 3.1 -- Page 3

ARTICLE V
Statues Not Applicable

The provisions of Nevada Revised Statutes 78.378 through 78.3793, inclusive, regarding the voting of a controlling interest in stock of Nevada Corporation and 78.411 through 78.444, inclusive, regarding combinations with interested stockholders, shall not be applicable to this Corporation.

IN WITNESS WHEREOF, the corporation has authorized prior to any stock of the corporation being issued and caused these Articles to be signed by its President and sole director this 29th day of December 2017.

/s/Jeffrey H. Mackay
Jeffrey H. Mackay
President, sole Director
TEO Foods Inc.

FURTHER, These Articles have been duly adopted by unanimous approval of the entire Board of Directors of TEO Foods Inc.

/s/Jeffrey H. Mackay
Jeffrey H. Mackay
President, sole Director
TEO Foods Inc.

Exhibit 3.1 -- Page 4